Exhibit j under Form N-1A
Exhibit 24 under Item 601/ Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 33 to the Registration Statement (Form N-1A, No. 33-48847) of Federated Investment Series Funds, Inc, and to the incorporation by reference of our report, dated January 16, 2009, on Federated Bond Fund (the portfolio comprising the Federated Investment Series Funds, Inc.) included in the Annual Shareholder Report for the fiscal year ended November 30, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2009